EXHIBIT 21

PRIMEDIA Inc. Subsidiaries

as of February 28, 2011

Entity			Jurisdiction of Organization
Consumer Source Inc. (f/k/a PRIMEDIA Companies Inc.)			Delaware
1.	Consumer Source Holdings Inc. ( f/k/a Consumer Source Inc., Haas Publishing Companies, Inc. and HPCI Acquisition Corporation)		Delaware
	(a)	Distributech LLC (f/k/a Telecomclick LLC)	Delaware
	(b)	HPC do Brasil Ltda.	Brazil
	(c)	HPC Interactive LLC	Delaware
	(d)	PRIMEDIA Workplace Learning L.P.[1]	Delaware
	(e)	San Diego Auto Guide Inc.	Delaware
2.	C1 Corporation (f/k/a Channel One Communications Corporation)		Delaware
	(a)	Cover Concepts Marketing Services, LLC[2] (f/k/a Cover Concepts LLC)	Delaware
3.	HSW Video LLC[3]		Delaware
4.	PRIMEDIA Information Inc. (f/k/a K-III Press, Inc.; K-III Information Company, Inc. and K-III Directory Corporation)		Delaware
	(a)	IntelliChoice, Inc.	California
5.	PRIMEDIANet Inc.		Delaware
	(a)	Channel One Interactive, Inc.	Delaware
	(b)	ConsumerClick Corp. (f/k/a PRIMEDIA Newco II Inc.)	Delaware
	(c)	IndustryClick Corp. (f/k/a PRIMEDIA Newco Inc.)	Delaware
	(d)	PRIMEDIA California Digital Inc. (f/k/a EMAP Digital USA, Inc. and Enthusiast Ventures.com, Inc.)	Delaware
6.	PRIMEDIA Ventures, Inc.		Delaware

[1]	99% held by Consumer Source Holdings Inc. and 1% held by Consumer Source Inc.
[2]	99% held by C1 Corporation and 1% held by Consumer Source Inc.
[3]	HSW Video LLC is a joint venture where 50% was owned by PRIMEDIA Digital Video Holdings (which was dissolved 06/29/06) and 50% was owned by Howstuffworks.com, Inc.)